Exhibit 99(a)

  NEWS RELEASE

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President of Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2012

HIGH POINT, N.C. (November 29, 2011) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter of fiscal 2012 ended October 30, 2011.

Highlights for the second quarter of fiscal 2012 include the following:

▪
Net sales were $58.0 million, a 19 percent increase compared with the second quarter of fiscal 2011, with mattress fabrics segment sales up 24 percent and upholstery fabric segment sales up 11 percent over the same period a year ago.

▪	Pre-tax income was $2.9 million, or 4.9 percent of sales, compared with $3.2 million, or 6.5 percent of sales, in the prior year period.

▪
Net income was $6.3 million, or $0.49 per diluted share, compared with net income of $4.0 million, or $0.30 per diluted share, for the second quarter of fiscal 2011.  Net income for the second quarter of 2012 included an income tax benefit of $3.4 million, while net income for the previous year period included an $801,000 income tax benefit.

▪
As of November 25, 2011, the company has repurchased 585,000 shares of Culp common stock for approximately $5.1 million, or 4.4 percent of shares outstanding at the beginning of its share repurchase program announced in June.

▪
The company’s financial position remained strong, with cash and cash equivalents and short term investments of $24.3 million and total debt of $9.2 million as of October 30, 2011, even with stock repurchases of $4.8 million, capital expenditures of $2.6 million and debt repayments of $2.3 million.

Fiscal 2011 Year to Date Highlights

▪
Year to date sales were $118.3 million, up 13 percent from the same period a year ago, with mattress fabrics segment sales up 14 percent and upholstery fabrics segment sales up 12 percent over the same period a year ago.

▪	Year to date pre-tax income was $5.8 million, or 4.9 percent of sales, compared with $7.5 million, or 7.1 percent of sales for the same period last year.

▪
Year to date net income was $8.1 million, or $0.62 per diluted share, compared with net income of $7.7 million, or $0.59 per diluted share, for the same period a year ago. Year to date net income included a $2.2 million income tax benefit, while net income for the previous year period included an income tax benefit of $270,000.

▪
The projection for third quarter fiscal 2012 is for overall sales to increase approximately two to six percent.  Pre-tax income for the third quarter of fiscal 2012 is expected to be in the range of $1.9 to $2.8 million.

CFI Announces Results for Second Quarter Fiscal 2012

November 29, 2011

Commenting on the results, Saxon said, “We are pleased with the positive sales trend for the second quarter and through the first half of fiscal 2012.  Both of our businesses had impressive sales gains in spite of an uncertain global economic environment, and we are well positioned to build further on this sales momentum.  These trends reflect the success of our various sales and marketing initiatives along with the benefits of our excellent design capabilities and efficient manufacturing platform.  Overall, our profitability is down somewhat compared with a year ago, primarily due to higher raw material costs in both businesses and the currency impact in the upholstery fabrics business.   We have established a strong competitive position in both mattress fabrics and upholstery fabrics as we have continued to deliver innovative products that meet the changing demands of our customers.  As always, our primary focus is on outstanding service for our customers as a financially stable and trusted supplier.  Looking ahead, we have a solid financial position and the ability to support our growth strategy in fiscal 2012, while creating value for our shareholders through our share repurchase program.”

Overview

For the quarter ended October 30, 2011, net sales were $58.0 million, a 19 percent increase compared with $48.9 million a year ago.  The company reported net income of $6.3 million, or $0.49 per diluted share, for the second quarter of fiscal 2012, compared with net income of $4.0 million, or $0.30 per diluted share, for the second quarter of fiscal 2011.  Net income for the second quarter of 2012 included an income tax benefit of $3.4 million, while net income for the previous year period included an $801,000 income tax benefit. The income tax benefit for the second quarter of fiscal 2012 includes a $4.4 million non-cash reversal of a portion of a valuation allowance against net deferred tax assets in the United States.  The company’s overall adjusted effective income tax rate as of the second quarter of fiscal 2012 was 18.0 percent compared with 15.4 percent for the second quarter of fiscal 2011.  On a pre-tax basis, the company reported income of $2.9 million compared with pre-tax income of $3.2 million for the second quarter of fiscal 2011.

Mattress Fabrics Segment

Mattress fabric sales for the second quarter were $35.2 million, a 24 percent increase compared with $28.3 million for the second quarter of fiscal 2011.

“Our mattress fabrics business delivered a strong sales performance in the second quarter, reflecting improved industry demand and our sales and marketing initiatives,” said Iv Culp, president of Culp’s mattress fabrics division.  “Our ability to leverage recent investments in our production facilities along with the expanded capacity has enhanced our ability to serve our customers.  Additionally, our outstanding design capabilities and product innovation have created additional sales opportunities with customers who are leading suppliers in the bedding industry.  We are well positioned with a diverse product line that meets the current market demand in all product categories.

“We have worked diligently to manage our production costs in light of recent sustained increases in raw material prices.  We have also continued to look for alternative sources of yarns and raw materials without compromising quality or production efficiency.  While the higher costs and pricing pressures affected our operating margins for the second quarter, we are encouraged that raw material prices have at least stabilized following several quarters of upward volatility.

“We are pleased with the trends in our mattress fabrics business and we expect to build on this momentum,” added Culp.  “We have a strong operating structure with an efficient and scalable manufacturing platform supported by outstanding product design, superior customer service, reliable delivery performance and consistent quality and value.”

CFI Announces Results for Second Quarter Fiscal 2012

November 29, 2011

Upholstery Fabrics Segment

Sales for this segment were $22.8 million, an 11 percent increase compared with $20.5 million in the second quarter of fiscal 2011.  Sales of China produced fabrics, which includes sales of Culp Europe, were $19.9 million in the second quarter of fiscal 2012, up 16 percent over the prior year period, while sales of U.S. produced fabrics were $2.9 million, down 15 percent from the second quarter of fiscal 2011.

“We are encouraged by the favorable sales trends in our upholstery fabrics business and the sales momentum we are building in spite of the continued weakness in the U.S. housing market and the uncertain global economic situation,” noted Saxon.  “These results were primarily driven by sales of our China produced fabrics, which includes Culp Europe.   Customer response to these products has continued to be favorable as we have focused on offering innovative designs and high quality at a competitive price.  We have been pleased with our recent sales and marketing initiatives that have resulted in increased placements with key U.S customers, local China market customers and a growing list of international customers.  We will continue to focus on leveraging our China platform to drive our growth in fiscal 2012.

“While we are pleased with the sales gain, our upholstery fabrics results for the second quarter continued to be affected by higher raw material costs, currency impact and low profitability in our velvet product line, which is manufactured in our U.S. operation.  To help address these issues, we implemented price increases for the velvet product line that went into effect midway through the second quarter, and are implementing a price increase for the China sourced fabrics during the third quarter.  In addition, we have taken more steps to align our velvet capacity with expected demand.   Further, we are encouraged about the opportunity to increase our sales of woven texture products, which we began manufacturing at this U.S. facility just over two years ago.  Notably, our costs to produce this particular category of fabrics in the U.S. are now comparable to our production costs in China.  We are expecting improved profitability from this operation in the second half of our fiscal year.”

Saxon continued, “We continue to make progress with respect to our Culp Europe operation, located in Poland, and have now completed our second full quarter of sales from this location.  While this operation is still in the early stages of development, we are encouraged by the initial sales trends and the interest level from several of the largest furniture manufacturers and retailers in Europe. We expect to gradually grow this business, with sales contributing about three to four percent of our total upholstery fabrics sales this fiscal year and then increasing further over the next fiscal year.  During this first full year of operation, and considering the higher level of SG&A expenses necessary for our initial start-up, we expect to reach the break-even level for fiscal 2012, and then begin to make a more meaningful contribution to profits in the next fiscal year.  This strategic Poland location offers the highest concentration of furniture and bedding suppliers to the European market, low operating costs and close proximity for shipping to customers in most European countries.  Europe as a whole represents the second largest furniture market in the world behind North America.  We are making excellent progress building a solid foundation for the long term and look forward to additional growth opportunities with Culp Europe.

“As we move forward in fiscal 2012, our objectives are to improve the results of our U.S. operation, make continued progress in Culp Europe, and leverage the performance of our China produced fabrics business,” added Saxon.

Balance Sheet

“We have remained focused on maintaining a strong balance sheet in this uncertain economic environment,” said Saxon.  “As of October 30, 2011, our balance sheet reflected $24.3 million in cash and cash equivalents and short term investments.  Total debt at the end of the second quarter of fiscal 2012 was $9.2 million.  We made a $2.2 million scheduled principal payment on this debt during the second quarter.  Our next major scheduled principal payment of $2.2 million is not due until August 2012.

CFI Announces Results for Second Quarter Fiscal 2012

November 29, 2011

“As previously announced on June 16, 2011, our Board of Directors authorized the expenditure of up to $5.0 million for the repurchase of shares of the company's common stock.  Subsequently, on August 29, 2011, the Board authorized the addition of $2.0 million to this program, for a total of $7.0 million.  As of November 25, 2011, approximately $5.1 million had been spent for 585,000 shares, representing approximately 4.4 percent of shares outstanding at the beginning of the share repurchase program.

“Our strong financial position provides us the opportunity to continue to execute our global growth strategy, while also creating value for our shareholders through share repurchases,” added Saxon.

Outlook

Commenting on the outlook for the third quarter of fiscal 2012, Saxon remarked, “We expect our sales for the third quarter of fiscal 2012 to be up approximately two to six percent from the third quarter of last year, even though we expect the overall economic uncertainties and issues surrounding the housing market along with high unemployment to continue to influence consumer demand for furniture and bedding.

“We expect sales in our mattress fabrics segment to be approximately three to eight percent higher compared with the same period a year ago.  Operating income in this segment is expected to be somewhat higher than operating income for the same period a year ago.

“In our upholstery fabrics segment, we expect sales for the third quarter to be flat to three percent higher compared with the same period last year.  We believe the upholstery fabric segment’s operating income will be break-even to up slightly for the quarter, primarily due to higher raw material costs and currency impact.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2012 in the range of $1.9 million to $2.8 million.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties.

“Also, given the volatility in the income tax area during fiscal 2011 and the first half of fiscal 2012, the income tax expense or benefit and related tax rate for the third quarter of fiscal 2012 remain very difficult to project.” said Saxon.

In closing, Saxon remarked, “Our success to date in fiscal 2012 confirms our ability to execute against our global strategic initiatives in a dynamic and challenging marketplace.  We have pursued a strategy focused on exceptional design and innovation at a good value with products that meet the demands of our customers around the world.  We have a lean and flexible manufacturing platform that supports this strategy both now and as market conditions improve.   In addition, we have the financial strength to aggressively pursue our growth initiatives, an important advantage in today’s economic environment.  Culp has a leading competitive position in both businesses and we look forward to the opportunities ahead to expand our market reach. ”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

CFI Announces Results for Second Quarter Fiscal 2012

November 29, 2011

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2011, for fiscal year ended May 1, 2011.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	October 30,	October 31,	October 30,	October 31,
	2011	2010	2011	2010

Net sales	$58,013,000	$48,879,000	$118,283,000	$104,791,000
Income before income taxes	$2,863,000	$3,201,000	$5,827,000	$7,479,000
Net income	$6,252,000	$4,002,000	$8,071,000	$7,749,000
Net income per share:
Basic	$0.49	$0.31	$0.63	$0.60
Diluted	$0.49	$0.30	$0.62	$0.59
Average shares outstanding:
Basic	12,733,000	12,932,000	12,898,000	12,901,000
Diluted	12,871,000	13,167,000	13,025,000	13,186,000

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